EXHIBIT 8.1










                              December 16, 1994


Residential Asset Securities Corporation
8400 Normandale Lake Boulevard
Minneapolis, Minnesota 55437

Ladies and Gentlemen:

     We have advised Residential Asset Securities
Corporation (the "Registrant") with respect to certain federal income tax aspects of the issuance by the Registrant of its Mortgage and Manufactured Housing
Contract Pass-Through Certificates, issuable in series
(the "Certificates"). Such advice conforms to the description of selected federal income tax consequences to holders of the Certificates that appears under the heading "Certain Federal Income Tax Consequences" in the prospectus (the "Prospectus") forming a part of the Registration Statement on Form S-3 as prepared for filing by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") on December 16, 1994 (the
"Registration Statement"). Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion the description is accurate in all material respects.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration
Statement and the Prospectus contained therein. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.


                    Very truly yours,

                    /s/ Orrick, Herrington & Sutcliffe

                    ORRICK, HERRINGTON & SUTCLIFFE